Exhibit 3.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 10, 2006, except as to note 17(b)iii as to which the date is February 24, 2006 and as to note 22 as to which the date is September 13, 2006, with respect to the consolidated financial statements included in this Annual Report (Form 40-F) of Angiotech Pharmaceuticals, Inc.

Vancouver, Canada

/s/ Ernst & Young LLP

March 28, 2008

Chartered Accountants